EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (as amended, supplemented or extended from time to time, this “Agreement”) is entered into as of April 6, 2009 (the “Effective Date”), by and between WorldGate Service, Inc. (the “Company”) and Joel Boyarski (“Employee”).

The Employee has been employed by the Company as its Chief Financial Officer since April 15, 2002.  The Company has just concluded the private placement of a controlling interest in the Company, and wishes to retain the Employee on the terms and conditions contained herein.  The Employee desires to be so retained.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and in that certain Non-Disclosure, Non-Circumvention and Non-Competition Agreement that the employee will sign simultaneously with this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

1.                            Employment and Employment Period.

1.1.                      Position and Duties.

(a)                      Subject to the terms and conditions of this Agreement, the Company agrees to employ the Employee as Chief Financial Officer (the “Position”), and the Employee agrees to remain in the employ of the Company, during the Employment Period (as defined in Section 1.2).

(b)                      The Employee’s job duties include managing all financial affairs of the Company and all other duties as reasonably requested by the Company consistent with that or any future position of the Employee, which the Employee may accept.   The Employee reports to the Board of Directors, and directly to the Chief Executive Officer and the Chairman of the Board of Directors.

(c)                      At all times during the Employment Period, the Employee agrees to: (i) perform all services related to the Employee’s employment hereunder faithfully and diligently and to discharge the responsibilities thereof to the best of the Employee’s ability; (ii) devote full business time and attention and energies to the duties of the Employee’s employment under this Agreement; and (iii) use the Employee’s reasonable best efforts to promote the business of Company.

1.2.                      Employment Period. The term “Employment Period” shall mean the period beginning on the Effective Date and shall continue for one (1) year from that date (the “Expiration Date”).  The Employee's employment with the Company shall be at-will and may be terminated for any legal reason and at any time by the Company or the Employee.

2.                            Compensation.

2.1.                      Salary.  During the Employment Period, in consideration for the services to be rendered hereunder, and subject to the terms and conditions of this Agreement, the Company hereby agrees to pay the Employee, in accordance with its normal practices, a yearly salary of $195,276 during the Employment Period (calculated from the date hereof) (the “Annual Base Salary”).  All compensation shall be subject to all applicable tax withholding and similar requirements under applicable law.

2.2.                      Incentive Compensation.

(a)                      Cash Bonus Incentive Compensation.  During the Employment Period, the Employee shall be eligible to earn performance bonuses as set forth below (“Cash Bonus”).  The Employee’s entitlement to these Cash Bonuses shall be based upon individual performance objectives tailored specifically to the Employee’s position, which shall be set by the Company’s Compensation Committee and approved by the Company’s Board of Directors.  A Cash Bonus shall be a percentage of the Employee’s Annual Base Salary, calculated by dividing the Employee’s Annual Base Salary by four, and multiplying that number by 35% (the “Target Quarterly Bonus Amount”).  The Cash Bonus shall be payable quarterly, promptly after the Company’s results for that quarter are announced, but in any event during the quarter immediately following the quarter in which the Cash Bonus is earned, and, with respect to a Cash Bonus earned in the fourth quarter of a calendar year, on or before March 15 of the following calendar year.  In the event that the Employee’s employment hereunder terminates involuntarily for any reason other than cause, as defined in section 4.1, below, a Cash Bonus shall, if earned and accrued, be apportioned on a per diem basis and paid to the Employee upon his termination. The Cash Bonus shall be paid on the following schedule:

1Q 2009             0% of the Employee’s Target Quarterly Bonus Amount, regardless if or as earned

2Q 2009             100% of the Employee’s Target Quarterly Bonus Amount, guaranteed, regardless if or as earned

3Q 2009             50% of the Employee’s Target Quarterly Bonus Amount, guaranteed, regardless if or as earned; the remainder only if and as earned, no guaranty

4Q 2009             100% of the Employee’s Target Quarterly Bonus Amount, only if and as earned, no guaranty

(b)                      Stock Option Plan.  The Board of Directors intends, as soon as is practically possible after the Effective Date of this Agreement, to approve and adopt a new 2009 WorldGate Employee Stock Option Plan.  The Board anticipates that this new employee stock option plan will include options that vest over four years, except in the case where the Employee is terminated before any of his options have yet vested, in which case he will be given vesting credit for 25% of his options upon his termination, and which will have a per share strike price to be set by the Board based on their fair market value on the date of their grant.  As and when such plan is approved, adopted and implemented, the Employee will be awarded 900,000 options to purchase the Company’s shares under this plan.

3.                            Benefits.

3.1.                      Generally.  During the Employment Period and according to the terms of the relevant plan documents, the Employee shall be eligible to participate in any medical, prescription, dental, life insurance, disability or other welfare benefit plans or policies and any pension or retirement plans which the Company currently has in place or may hereafter make available generally to employees having comparable responsibilities and duties to the Employee, but the Company will not be required to establish any such program or plan.  The Employee shall be entitled to annual vacation and to reimbursement of expenses, each in accordance with the Company’s policies in effect from time to time with respect to employees having comparable responsibilities and duties.  With respect to any expense reimbursements provided hereunder which are not otherwise excludible from the Employee’s  gross taxable income, to the extent required to comply with of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations of the Treasury and applicable guidance of the Internal Revenue Service thereunder (together, “Section 409A”), no reimbursement of expenses incurred by the Employee during any taxable year of the Employee shall be made after the last day of the following taxable year, the right to reimbursement of any such expenses shall not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement during any taxable year of the Employee may not affect the expenses eligible for reimbursement available in any other taxable year.

4.                            Termination of Employment.

4.1.                      Termination for Cause.  This Agreement and the Employee’s employment with the Company may be terminated at any time by The Company for Cause by written notice to Employee specifying in reasonable detail the reasons therefor. For purposes of this Agreement, “Cause” shall mean: (a)  the Employee has been convicted of or pled guilty or no contest to (i) any criminal offence which is classified as a felony (or its equivalent under the laws or regulations of any country or political subdivision thereof), or (ii) any other criminal offense which involves a violation of federal or state securities laws or regulations (or equivalent laws or regulations of any country or political subdivision thereof), embezzlement, fraud, material wrongful taking or material misappropriation of property or theft; (b) persistent and willful failure to perform in a manner consistent with the Employee’s past performance a substantial portion of the Employee’s duties and responsibilities, which failure continues more than ten (10) days after written notice is given to the Employee by the Company; (c) gross negligence or willful misconduct of the Employee in the performance of his or her duties to the material detriment of the Company or any affiliate or shareholder of the Company; (d) breach of any of the covenants, terms and provisions of this Agreement; and (e) breach of trust or breach of fiduciary duty owed to the Company, its shareholders, directors, customers, affiliates, subsidiaries or members.  Nothing in this section or elsewhere in this Agreement shall be construed to mean that the Company cannot alter, change, whether such might be perceived as improvement or diminishment, the Employee’s duties and responsibilities hereunder, nor as any obligation on the art of the Employee to accept any such change.

4.2.                      Death or Permanent Disability of Employee. This Agreement and the Employee’s employment with the Company shall terminate upon the Employee’s death.  In addition, the Company shall have the right to terminate this Agreement and the Employee’s employment hereunder if the Company determines in good faith that the Disability of Employee, as defined below, has occurred during the Employment Period.  In the event of the Disability of the Employee, the Employee’s employment hereunder shall terminate effective on the 30th day after the Employee’s receipt of written notice from the Company notifying the Employee of the Company’s intention to terminate this Agreement and the Employee’s employment hereunder on account of such Disability; provided that, within the 30-day period after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties and responsibilities.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform one or more of the primary duties of the Chief Financial Officer or other comparable position as a result of incapacity of the Employee, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which inability continues for a period of thirty (30) days within any six month period.

4.3.                      Termination Without Cause or Voluntary Resignation. The Company, by written notice to Employee, shall have the right to terminate this Agreement and the Employee’s employment with the Company at any time without Cause, for any reason or for no reason, subject to Section 4.4 hereof.  The Employee, by fifteen (15) days’ written notice to the Company, shall have the right to terminate the Employee’s employment for any reason or for no reason.

4.4.                      Compensation Upon Termination.     If the Company terminates the Employee's employment without Cause at any time after the Effective Date, the Company will, contingent upon the Employee executing and delivering to the Company a written general release of claims against the Company in a form acceptable to the Company which will become irrevocable by its terms on or before the 60th day following the Employee’s ‘Separation from Service’, within the meaning of Internal Revenue Code Section 409A, from the Company and will pay the Employee severance in the amount of the greater of (a) the Employee’s monthly base salary amount, plus any Cash Bonus amounts, including, for clarity, all guaranteed amounts, earned or accrued through the date of the Employee’s termination multiplied by the number of months left until the Expiration Date, or (b) the Employee’s monthly base salary amount, plus any  Cash Bonus amounts, including, for clarity, all guaranteed amounts, earned or accrued through the date of the Employee’s termination, multiplied by six. All severance payments shall be made as and when the Employee’s salary payments for the same periods would have been made, and shall be subject to identical withholdings as would have been base salary and cash bonuses.  The first severance payment to the Employee shall be made following the date on which the release becomes effective, and no later than the 75th day following that date, and shall include a ‘catch-up’ payment for all amounts which would have otherwise been paid during such period.  In addition to the severance payments, the Company shall, during the time severance payments are made, retain the Employee as part of its insured group covered by the Company’s welfare benefits providers, and continue to pay the Company portion of the insurance premiums for such benefits, and continue to deduct the employee’s portion from all severance paid.  COBRA notice and coverage for the employee would thus begin upon cessation of the severance payments.  Notwithstanding any other provision of this Agreement, if any amount payable to the Employee under this Agreement on account of the Employee’s Separation from Service constitutes deferred compensation within the meaning of and subject to Section 409A, and the Employee is a “Specified Employee” of the Company on the date of his Separation from Service, then payment of such amount shall be delayed until the first business day that is at least six (6) months after the date on which the Employee’s Separation from Service occurs.  For these purposes, “Specified Employee” has the meaning given to that term in Internal Revenue Code Section 409A(a)(2)(B)(i) and Treas. Reg. 1.409A-1(i).  Notwithstanding the foregoing, such six month delay of payments shall not apply to any payments or benefits that are not subject to Section 409A, including the following: (a) any severance or other payments that qualify as “short term deferral” payments under Treas. Reg. Section 1.409A-1(b)(4); and (b) any remaining severance or other payments paid after the Employee’s Separation from Service to the extent (i) that the dollar amount of such payments does not exceed two (2) times the lesser of (x) the Employee’s annualized compensation (based on the Employee’s annual rate of pay for the calendar year preceding the calendar year in which the Separation from Service occurs, adjusted to reflect any increase during such calendar year which was expected to continue indefinitely had the Employee’s Separation from Service not occurred) and (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the calendar year in which the Separation from Service occurs, and (ii) such severance or other payments are to be made to the Employee no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs.  For purposes of Section 409A, each payment of severance made on a payroll date and each monthly provision of severance benefits under this Agreement shall be treated as a right to a series of separate payments, as defined in Treas. Reg. Section 1.409A-2(b)(2).

5.                            Miscellaneous.

5.1.                      Representation. The Employee and the Company hereby represent and warrant, each to the other, that the execution of this Agreement and the performance of the obligations hereunder will not breach or be in conflict with any written or other agreement to which they are a party or are bound, and that neither of them is subject to any written or other covenants which would affect the performance of their respective obligations hereunder.

5.2.                      Waivers. Any waiver of any terms or conditions or of the breach of any covenant or warranty of this Agreement in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, or warranty or any other term, condition, covenant, or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of, or affect in any manner, such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof; provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

5.3.                      Modification.  Except as otherwise provided in this Agreement, neither this Agreement nor any term hereof may be changed, amended, modified, waived, discharged or terminated except to the extent that the same is effected and evidenced by the signed written consent of the party against whom enforcement of such change, modification, waiver, discharge or termination is sought.  This Agreement may not be modified by electronic mail.

5.4.                      Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania without regard without regard to its conflict of laws or principles.

5.5.                      Notices.

(a)                      All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

If to the Company, to:

WorldGate Service, Inc.
3190 Tremont Avenue
Trevose, PA  19355
Attn: General Counsel

With a copy to:
WGI Investor, LLC
349-L Copperfield Boulevard
#392
Concord, NC  28025
Attn: Richard L. Boughrum
          Colleen R. Jones

If to Employee, to the address of Employee set forth on the signature page hereto.

(b)                      All notices and other communications required or permitted under this Agreement shall be sent via reputable overnight courier with tracking capability, and shall be effective upon receipt.  The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is delivered or received in accordance with this Section 7.5(b).

5.6.                      Entire Understanding; No Third Party Beneficiaries. This Agreement, and the Non-Disclosure, Non-Circumvention and Non-Competition Agreement that the Employee is signing as a part of its new employment relationship with the Company, together represent the entire understanding of the Company and the Employee with respect to the Employee’s employment with the Company and Employee’s compensation.  Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties hereto and their respective heirs, personal representatives, successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.  On and after the Effective Date, this Agreement will supersede any and all other agreements, written or oral relating to Employee’s employment with the Company or any predecessor of the Company.  Specifically, the Employee acknowledges that no commitment has been made by the Company to Employee with respect to any employment beyond the term of this Agreement (whether ending by lapse of time or earlier termination pursuant to its terms) or with respect to any benefit not expressly set forth in this Agreement or incorporated herein by reference.

5.7.                      Confidentiality Agreement.  The effectiveness of this Agreement is expressly conditioned on the Employee’s executing simultaneously a Non-Disclosure, Non-Circumvention and Non-Competition Agreement prepared by the Company expressly for such purpose, which shall  replace the existing Non-Competition and Non-Disclosure Agreement with the Company to which the Employee is subject.

5.8.                      Arbitration.  The parties shall submit any dispute (i) concerning the interpretation or enforcement of the rights and duties under this Agreement, or (ii) relating to this Agreement to final and binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then existing.  At the request of any party, the arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reports, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings.  The arbitration shall be conducted in Pennsylvania by a single, neutral arbitrator.  The award of the arbitrator may be enforced in any court having jurisdiction over the award, the relevant party or such party’s assets.

5.9.                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.10.                      Headings; Interpretation. The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.  It is the intent of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

5.11.                      Assignment.  Neither this Agreement, nor any rights or obligations hereunder, may be assigned by one party without the consent of the other, except that this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and references herein to the Company shall be deemed to include any such successor or successors.

5.12                      Consultation with Attorney. The Company understands that the Employee may wish to consult with an attorney prior to the execution of this Agreement.  The Employee agrees and acknowledges that the Company has advised the Employee to consult with an attorney and that if the Employee chooses not to consult with an attorney, the Employee has done so of the Employee’s own free will.

5.13.     Section 409A.              All payments to the Employee pursuant to this Agreement are intended to comply with, or to be exempt from, the requirements of Section 409A.  The Employee acknowledges that the Employee bears the entire risk of any adverse federal and/or state tax consequences and penalty taxes in the event that any payment amount pursuant to this Agreement is deemed to be subject to Section 409A and that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable state income taxation laws.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

The Company

WorldGate Service, Inc.

By:	/s/ Harold M. Krisbergh
Name: Harold M. Krisbergh
Title: Chief Executive Officer

/s/ Joel Boyarski
Joel Boyarski
[address]